Exhibit 10.2

STOCK PURCHASE & SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of June __, 2023 (“Effective Date”), by and between Kenneth Grand, Trustee of the Kenneth Grand Living Trust (“Seller” or “Grand”) and Xcelerate, Inc., a Florida corporation (“Purchaser” or “Xcel”) (together, the “Parties”).

RECITALS

WHEREAS, Grand is the registered and beneficial owner of 400,000 shares of the common stock of California Skin Research, Inc., a California corporation (“CSRI” or the “Company”), representing 50% of said Company’s issued and outstanding securities and is an officer and director of CSRI.

WHEREAS, this Agreement sets forth the terms pursuant to which Purchaser will purchase from Grand 352,000 shares of the common stock of CSRI owned by Grand (the “Stock Purchase”), such that Grand will own 6% of the outstanding equity of CSRI, once all of the proposed transactions described hereinbelow are successfully consummated.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.                  Sale of Shares. Subject to the terms and conditions set forth below, Seller hereby agrees to sell, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase from Seller, for the monetary payment and other consideration set forth below, all of Seller’s right, title and interest in and 352,000 shares of the common stock of CSRI currently owned by Seller (the “Purchased Shares”).

2.                  Consideration.

(a)               Payment. Purchaser shall pay to Seller an aggregate of $100,000 (including $1,000 as consideration for the covenant described in Section 6, below) at Closing, as defined below, for the Purchased Shares.

(b)               Additional Consideration. As additional components of the consideration to be paid for the Purchased Shares:

i.                    Seller shall be released from and have no personal liability for any of the Company’s liabilities except as may be agreed by the parties pursuant to a Release and Indemnity Agreement or other written agreement entered into between them (the “Guaranteed Liabilities”). Purchaser acknowledges that the Stock Purchase is contingent upon Seller’s being released from all personal liability for the Guaranteed Liabilities (the “Release”) and that the Stock Purchase cannot occur in the absence of Seller being provided with reasonably acceptable proof of the Release. Seller acknowledges that Seller’s timely efforts to aid Purchaser in performing the acts needed to accomplish the Release will be needed. Both Parties intend to, and agree to use best efforts to, accomplish the Release concurrently with or as quickly as is practicable after the Closing Date.

ii.                  Purchaser shall take all acts required to ensure that, for the period ending 10 years after the Closing Date, Seller shall have the right to purchase products sold by the Company at a price of 50% of the applicable wholesale price of such product at the time of purchase; provided, however, that such purchases shall be solely for the personal use of Seller or Seller’s family and shall be limited in quantity to one case per product per calendar year.

3.                  Conditions to Sale. The obligations of Purchaser to purchase, and Seller to sell the Purchased Shares pursuant to this Agreement are specifically subject to and conditioned on the following events, which Seller and Purchaser agree in good faith to cooperate to cause to occur prior to the Closing Date or as soon thereafter as may be reasonably accomplished:

(a)               Seller shall be released from any personal liability for the Guaranteed Liabilities, pursuant to the Release described in Section 2(b)(i) above.

(b)               Seller and ESN Group, Inc., a California corporation, shall close all of the transactions and agreements contemplated by an agreement for the repurchase by ESN Group, Inc. of certain shares of the common stock of ESN Group Inc. held by the Seller on or before the Closing Date.

(c)               The other current shareholder of the Company shall take all action necessary to assign an aggregate of 56,000 shares of the Company’s common stock to Purchaser so that Purchaser shall own 51% of the outstanding securities of the Company upon Closing of this transaction.

(d)               Seller shall cooperate with Purchaser to complete the tasks needed to transition material corporate matters from Seller to Purchaser and/or the Company (the “Transition Tasks”).

(e)               Any rights to acquire the Purchased Shares that CSRI may hold related to the transaction set forth herein pursuant to that certain Founder Common Stock Acquisition Agreement by and between CSRI and Grand entered into as of March 15, 2018 (the “Grand- CSRI Agreement”) shall be terminated prior to the Closing Date.

(f)                The Purchased Shares shall be transferred from Seller to Purchaser, and such transfer shall be recorded in CSRI’s books as provided in Section 6.02 of Article VI of CSRI’s Bylaws (the “CSRI Bylaws”).

(g)               Seller shall resign from the Board of Directors of CSRI and from all officer positions held by Seller in CSRI effective as of the Closing Date.

4.                  Seller’s Warranties. Except as set forth on Schedule 4 delivered by Seller to Purchaser at or prior to the Closing, as of the date hereof and on the Closing Date (as defined below), Seller warrants and represents that:

(a)            Seller has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary proceedings of Seller have been duly taken to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly authorized, executed, and delivered by Seller, constitutes the legal, valid, and binding obligation of Seller, and is enforceable as to Seller in accordance with its terms. Except as otherwise set forth in this Agreement, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal or any other third party is required by Seller for the execution, delivery, or performance of this Agreement thereby. No consent, approval, authorization or order of, or qualification with, any court, government or governmental agency or body, domestic or foreign, having jurisdiction over Seller or over its respective properties or assets and no consent of any third party is required for the execution and delivery of this Agreement and the consummation by Seller of the transactions herein and therein contemplated, except such as may be required under the Securities Act or under state or other securities or blue sky laws, all of which requirements have been, or in accordance therewith will be, satisfied in all material respects. No consent of any party to any material contract, agreement, instrument, lease, license, arrangement, or understanding to which Seller or the Company is a party, or to which its or any of its respective businesses, properties, or assets are subject, is required for the execution, delivery, or performance of this Agreement; and the execution, delivery, and performance of this Agreement will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to receive rights or privileges that such party was not entitled to receive immediately before this Agreement was executed under, or create any obligation on the part of Seller or the Company to which it was not subject immediately before this Agreement was executed under, any term of any such material contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the certificate of incorporation or by-laws or analogous governing document of Seller (if applicable) or the Company or (if the provisions of this Agreement are satisfied) violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, decree, injunction, or writ of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over Seller or over its respective properties or assets.

(b)       Seller is an individual and has reached the age of majority in his state of residence.

(c)               Seller holds all right, title and interest in and to the Purchased Shares and the Purchased Shares have been duly issued and are non-assessable.

(d)               Other than the provisions of the Company’s Bylaws and the Grand-CSRI Agreement, the Purchased Shares are not subject to any voting trust or agreement or any other agreement restricting or prohibiting the transfer thereof.

(e) There is no pending or threatened action, claim or proceeding affecting the Purchased Shares before any court, governmental agency or arbitrator that may materially adversely affect Seller’s ownership of and title to the Purchased Shares nor, to the best of Seller’s knowledge, is there any basis for any such action, claim or proceeding.

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(f)                To his knowledge, Seller is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of Seller’s ownership of the Purchased Shares, which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No domestic governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or the transfer of the Purchased Shares, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing Date, as will be completed in a timely manner.

(g)               The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, of which 800,000 shares of Common Stock are outstanding.

5.                  Purchaser’s Warranties. As of the date hereof and on the Closing Date Purchaser warrants and represents that:

(a)               Purchaser has all necessary power and authority to execute and deliver this Agreement. All actions on Purchaser’s part required for the lawful execution and delivery of this Agreement have been taken. Upon the execution and delivery hereof, this Agreement will be valid and binding obligations of Purchaser, enforceable in accordance with all terms and conditions hereof, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (ii) as limited by general principles of equity that restrict the availability of equitable remedies.

(b)               Purchaser understands that the Purchased Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Purchaser also understands that the Purchased Shares are being transferred pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in this Agreement. Purchaser must bear the economic risk of this investment indefinitely unless the Purchased Shares are registered pursuant to the Securities Act, or an exemption from registration is available.

(c)               Purchaser represents that by reason of the business or financial experience of its officers and directors, Purchaser has the knowledge and capacity to protect its own interests in connection with the transactions contemplated herein. Purchaser has had an opportunity to fully investigate the Company’s business, management and financial affairs and has had the opportunity to review the Company’s operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from the Seller, the Company and its management regarding the terms and conditions of this investment.

6.                  Seller’s Covenant Not to Compete. Seller acknowledges the highly competitive nature of the business of the Company, and accordingly covenants and agrees not to engage in “Prohibited Activity” within the United States and Canada for a period beginning on the Closing Date and ending on the date two years after the Closing Date. For purposes of this non-compete provision, “Prohibited Activity” is activity in which the Seller (a) contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity established or engaged in the same or similar business as the Company, including those engaged in the business of manufacturing and/or selling personal body care or hair care products or (b) solicits the customers and/or employees of the Company. “Prohibited Activity” also includes the disclosure of trade secrets, proprietary information, or confidential information. Nothing in this Agreement shall prohibit Seller from purchasing or owning less than 5% of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Seller is not a controlling person of, or a member of a group that controls, such corporation. This section shall not in any way restrict or impede Seller from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Seller shall promptly provide written notice of any such order to the Company. Seller acknowledges that $1,000 of the Purchase Price has been allocated as consideration for this covenant and such amount represents sufficient consideration to enforce said covenant.

7.                  Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the Effective Date or another date mutually agreed to by the Parties (the “Closing Date”).

(a)               General Procedure. On the Closing Date each party shall deliver to the other party such documents, instruments and materials in their possession as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be reasonably satisfactory in form and substance to counsel for the other party.

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(b)               Specific Items to be Delivered on the Closing Date.

(i)                 To be delivered by Seller on the Closing Date: Seller’s Certificate representing ownership of the Purchased Shares, along with a duly executed stock power conveying to Purchaser the Purchased Shares hereunder, along with Seller’s Certificate.

(ii)              To be delivered by Purchaser: Certified check for the Purchase Price. Alternatively, the Purchase Price may be paid via electronic means, with evidence of payment acceptable to Seller.

8.                  Right to Terminate. If the conditions set forth in Section 3 cannot be satisfied, Purchaser’s obligation to purchase, and Seller’s obligation to sell the Purchased Shares hereunder shall immediately terminate and this Agreement shall be null and void. Without limitation to the foregoing sentence, if Purchaser is unable to satisfy the condition set forth in Section 3(a) by the date 45 days after the Effective Date, either Party shall have the right to terminate this Agreement by notice to the other Party, and upon such notice of termination Purchaser’s obligation to purchase, and Seller’s obligation to sell, the Purchased Shares hereunder shall immediately terminate and this Agreement shall be null and void.

9.                  Brokers. Each party hereto represents and warrants to the other that it has not used any broker, finder, or similar agent in connection herewith, and that no commission or fee to a broker, finder, or similar agent shall be due in connection with this transaction.

10.              Further Assurances. Each party hereto agrees to cooperate fully with the other party hereto, execute such additional instruments, documents and agreements, give such further written assurances, and do all other things as may be reasonably requested, to consummate the Stock Purchase, to evidence and reflect the transactions contemplated herein, and to carry out the intents and purposes of this Agreement.

11.              Waiver. No action or failure to act by parties shall constitute a waiver of any right or duty afforded them hereunder, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach hereunder, except as may be specifically agreed in writing.

12.              Modification. This Agreement, and any of its terms, conditions and provisions may be modified, amended, altered, supplemented, added to, canceled or terminated only by mutual agreement in writing signed by all the parties hereto.

13.              Integration. This Agreement, together with the exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces any and all other prior and contemporaneous negotiations, conversations, inducements, understandings and/or agreements, written, oral, implied or otherwise. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

14.              Counterparts. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted electronically is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, a facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of electronic means as a defense to the enforcement of the Agreement or any amendment or other document executed in compliance with this Section.

15.              Survival of Covenants. The agreements, rights, obligations, guarantees, promises, warranties and representations set forth in this Agreement shall survive the Closing Date and the payment of funds hereunder, shall not be affected by any reviews, audits, and/or searches performed by or on behalf of either party prior to said Closing Date, and shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of all the parties.

16.              Attorney’s Fees. If any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

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17.              Governing Law. This Agreement shall be governed by the laws of the State of California, with venue in the Superior Court of Santa Barbara County, even if one or more of the parties hereto is now or may hereafter become a resident or citizen of a different state. The invalidity, illegality, or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid, illegal, or unenforceable provision had been omitted.

18.              Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by a party under this Agreement or the Bylaws, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or under the Bylaws or any waiver on such party’s part of any provisions or conditions of the Agreement or the Bylaws must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement the Bylaws, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

19.              Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to Purchaser and Seller at the addresses set forth in the signature block below or at such other address as Purchaser or Seller may designate by ten (10) days advance written notice to the parties hereto.

20.              Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

IN WITNESS WHEREOF, the parties hereto have entered this Stock Purchase and Sale Agreement on the Effective Date set forth above.

KENNETH GRAND LIVING TRUST

/s/ Kenneth Grand

Kenneth Grand, Trustee

XCELERATE, INC.

By: /s/ Michael O’Shea

Michael O’Shea, Chief Executive Officer

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